Exhibit 99.1

Calavo Growers Announces Leadership Transition

Lee E. Cole to retire following four decades of distinguished leadership

B. John Lindeman appointed President and Chief Executive Officer

SANTA PAULA, Calif., November 12, 2025 — Calavo Growers, Inc. (Nasdaq-GS: CVGW) (the “Company” or “Calavo”), a global leader in sourcing, packing and distribution of fresh avocados, tomatoes, papayas and processing of guacamole and other avocado products, today announced that Lee E. Cole will retire as President and Chief Executive Officer, effective December 8, 2025. B. John Lindeman, a member of Calavo’s Board of Directors and former Calavo Chief Financial Officer, will succeed Mr. Cole as President and Chief Executive Officer. Mr. Lindeman will continue to serve on Calavo’s Board.

“On behalf of the Board and the entire Calavo family, I want to express our deep gratitude to Lee for his decades of outstanding leadership and his many contributions that helped Calavo become a trusted name in fresh and prepared foods,” said Kathleen Holmgren, who was elected Chair of the Board of Directors of Calavo in October 2025. “He led the company through multiple market cycles, strengthening our operational foundation and expanding our global reach. Lee’s disciplined approach and focus on performance have set a high standard for our industry.

Reflecting on his decades-long tenure, Mr. Cole said, “It has been a privilege to lead Calavo and work alongside such dedicated employees, growers, and partners. I’m proud of what we’ve achieved together and confident that John’s experience and strong leadership will position the company for continued success.”

Ms. Holmgren continued, “We’re very pleased to welcome John back to the executive team. He knows this company well from his time as CFO and as a current Board member. John brings deep industry knowledge and strategic insight as well as significant experience in mergers and acquisitions that will serve Calavo well in advancing our strategic priorities.”

“I’m honored to return to Calavo and excited to lead this talented team,” said Mr. Lindeman. “With the dedication and expertise that define Calavo’s culture, we are well positioned to deepen partnerships, drive growth, and create sustainable value for our shareholders.”

Mr. Lindeman most recently was Chief Executive Officer of Hydrofarm Holdings Group, Inc. (Nasdaq: HYFM), a leading manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture. He previously served as Executive Vice President and Chief Financial Officer for Hydrofarm. Prior to joining Hydrofarm, Mr. Lindeman served as Chief Financial Officer and Corporate Secretary of Calavo Growers from 2015 to 2020. Earlier in his career, he held a variety of leadership positions within the finance and investment banking industries.

Mr. Lindeman also serves as a member of the board of directors of Utz Brands, Inc. He is a Chartered Financial Analyst and holds a Bachelor of Science in business administration from the University of Mary Washington.

As previously announced on June 11, 2025, the Company received a non-binding, indicative proposal to acquire all of the outstanding shares of Calavo Growers. Following receipt of that proposal, with the assistance of legal and financial advisors, the Company is evaluating all strategic alternatives. The review process remains ongoing and may or may not result in a transaction. Calavo does not intend to comment further unless a specific development warrants disclosure.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding financial performance and future business strategies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described. Important factors are detailed in Calavo’s most recent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Calavo undertakes no obligation to update or revise these statements, except as required by law.

Investor Contact

Jeremy Apple

Senior Vice President

Financial Profiles, Inc.

calavo@finprofiles.com

310-622-8233